Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars.)

Tim Hortons Inc. reports strong same-store sales performance in 2010 fourth quarter and full-year results

Quarterly dividend increased 31% to $0.17 per common share,

New share repurchase program of up to $445 million announced

Financial & Sales Highlights

	Q4 2010	Q4 2009(5)	% Change	2010 Full Year	2009 Full Year(5)	% Change
Revenues(1)	$643.5	$667.0	(3.5)%	$2,536.5	$2,438.9	4.0%
Operating income(1)(4)	$461.6	$148.5	N/M	$872.2	$525.6	N/M
Adjusted operating income attributable to THI(2)(4)	$133.4	$128.7	3.6%	$541.6	$486.4	11.4%
Effective Tax Rate(3)(4)	16.6%	31.9%		23.7%	36.8%
Net Income attributable to THI	$377.1	$91.0	N/M	$624.0	$296.4	N/M
Diluted Earnings Per Share (EPS)	$2.19	$0.51	N/M	$3.58	$1.64	N/M
Fully Diluted Shares	172.2	179.7	(4.2)%	174.2	180.6	(3.5)%

N/M - Not meaningful

($ in millions, except EPS. Fully diluted shares in millions. All numbers rounded.)

(1)	2010 fourth quarter and full-year operating income includes a gain of $361.1 million from the sale of our 50% joint-venture interest in Maidstone Bakeries, offset in part by $30 million, related to the sale, allocated to our restaurant owners, which is recorded as a reduction to revenues. 2010 fourth quarter operating income includes a net charge of $7.4 million, and $28.3 million for the full-year, from asset impairment and related restaurant closure costs.
(2)	Adjusted operating income attributable to Tim Hortons Inc. is a non-GAAP measure. For additional details, please refer to “Detailed Information on non-GAAP Measures” and the reconciliation information in this release.
(3)	2010 fourth quarter and full-year effective tax rates were significantly reduced compared to 2009 due to a lower effective tax rate on the gain from the Maidstone Bakeries transaction.
(4)	Operating Income, Adjusted Operating Income attributable to THI and Effective Tax Rate incorporate the adoption of changes to accounting standards.
(5)	2009 results, excluding adjusted operating income attributable to THI, include an additional week of operations.

Highlights

•	Robust fourth quarter same-store sales growth performance including significant year-over-year growth in the U.S.

•	Earnings results significantly higher due primarily to a gain on sale of our 50% joint-venture interest in Maidstone Bakeries

•	New share repurchase program of up to $445 million announced

•	31% increase in quarterly dividend to $0.17 per common share announced

Same-Store Sales Growth(6)	Q4 2010	2010 Full Year
Canada	3.9%	4.9%
U.S.	6.3%	3.9%

(6)	Includes sales at Franchised and Company-operated locations. As of January 2[n]d, 2011, 99.5% of our restaurants in Canada and 99.3% of our U.S. restaurants were franchised.

OAKVILLE, ONTARIO, (February 23rd, 2011): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced its results for the fourth quarter and full-year ended January 2nd, 2011.

“Our fourth quarter results include a number of significant items but our underlying business enjoyed strong same-store sales performance, and we met or exceeded our key goals for the full-year. Our business performance provides the foundation for our investments in future growth that we believe will continue to result in long-term shareholder value,” said Don Schroeder, president and CEO. “Our strategy execution is focused on continued growth in Canada, accelerated, targeted investments in our core U.S. markets to drive further progress, and beginning to lay the seeds for longer-term international growth,” added Schroeder.

Results in the fourth quarter of 2010 and for the full-year were significantly impacted by a number of items that have been adjusted. Both operating income attributable to THI and adjusted operating income attributable to THI are non-GAAP measures. Please refer to “Detailed Information on non-GAAP Measures” in this release for additional information. A reconciliation is provided below to operating income, the closest GAAP measure.

Reconciliation of adjusted operating income attributable to THI

	Q4 2010	Q4 2009	FY2010	FY2009

Operating income	$461.6	$148.5	$872.2	$525.6
Less: Operating income attributable to noncontrolling interests	(3.3)	(8.3)	(26.5)	(27.8)

Operating income attributable to THI	$458.4	140.2	845.7	$497.8
Add: Asset impairment and related restaurant closure costs	7.4	—	28.3	—

Add: Restaurant owner allocation	30.0	—	30.0	—
Less: Gain on sale of our interest in Maidstone Bakeries	(361.1)	—	(361.1)	—
Less: Amortization of Maidstone Bakeries supply agreement	(1.3)	—	(1.3)	—
Less: Maidstone Bakeries 2-month operating income adjustment (November/December)	—	(4.8)	—	(4.8)
Less: 53rd week operating impact	—	(6.7)	—	(6.7)

Adjusted operating income attributable to THI	$133.4	$128.7	$541.6	$486.4

($ in millions, all numbers rounded).

Management believes that operating income attributable to Tim Hortons Inc. provides important information for comparison purposes to prior periods and for purposes of evaluating the Company’s operating income performance without the effects of a new accounting standard related to noncontrolling interests. Adjusted operating income excludes items in the reconciliation table due to the disproportionate impact on the overall performance of our consolidated business and comparison of financial results year-over-year and the measurement of ongoing operational performance.

We present this information as it is more reflective of the way we manage our business and measure our performance internally. Therefore, these measures provide a more consistent view of management’s perspectives on underlying performance than the closest equivalent U.S. GAAP measure.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the fourth quarter of 2010 compared to the fourth quarter of 2009, unless otherwise noted. Fourth quarter and full-year results in 2010 include one less week of operations compared to 2009.

In the fourth quarter, systemwide sales(7) declined 0.9% year-over-year on a constant currency basis, due to the extra week of sales in the comparable period of 2009. The one week less of operations in 2010 impacted systemwide sales by approximately 8.0% in the fourth quarter. Total revenues were $643.5 million, a decrease of 3.5% compared to last year. The impact of the 53rd week in 2009 reduced year-over-year revenue growth by approximately 6.1% in the fourth quarter of 2010. Revenues in the quarter were further reduced by $30.0 million allocated to restaurant owners related to the sale of our joint-venture interest in Maidstone Bakeries, and from the loss of revenues from Maidstone Bakeries for the last two months of the quarter compared to the prior-year period.

Operating income in the fourth quarter was $461.6 million. The substantial increase compared to last year was driven by a $361.1 million gain from the sale of our joint-venture interest in Maidstone Bakeries. As noted above, a total of $30.0 million from this gain was allocated to restaurant owners in connection to the sale.

One-less week of operations compared to last year had a significant impact on operating income growth in the fourth quarter, offsetting the contributions from strong same-store sales growth to rents, royalties and distribution income. In addition, increased franchise fees, due primarily to increased resales, and higher manufacturing income, due mostly to our new coffee roasting facility, contributed to our operating income in the fourth quarter. Increased general and administrative costs, including $2.5 million in professional fees related to strategic developments and the Maidstone Bakeries sale, and higher compensation expense, driven by higher salaries, benefits and increased stock-based compensation due to higher share prices, offset some of these positive factors. A $2.4 million gain in 2009 from the sale of a property that did not recur in the fourth quarter of 2010 also impacted year-over-year growth comparisons.

Several other items impacted our year-over-year operating income attributable to THI comparisons in the fourth quarter. These factors include $7.4 million in net restaurant closure costs; $6.7 million from one less week of operations compared to 2009; and the loss of operating income from Maidstone Bakeries for the two months of the quarter we did not own 50% of the business, which contributed $4.8 million in the same two months of 2009. This was partially offset by $1.3 million from the amortization of deferred income from the supply agreement with Maidstone Bakeries.

Fourth quarter net income attributable to THI increased to $377.1 million. The significant year-over-year increase was driven by the after-tax gain from the sale of our joint-venture interest in Maidstone Bakeries, which also contributed to a significantly lower effective tax rate of 16.6% in the quarter. Net income was negatively impacted by $1.7 million in higher net interest expense due to higher fixed interest on our debt and the settlement of interest rate swaps in connection with refinancing of our debt.

Diluted earnings per share (EPS) in the fourth quarter was $2.19 compared to $0.51 last year. In addition to the factors affecting net income, fourth quarter EPS benefited from 4.2% fewer shares outstanding in the quarter compared to the same period last year due to the Company’s share repurchase activities. The positive EPS impact of the gain from the Maidstone Bakeries sale in the quarter was $1.86, the negative EPS impact of the $30 million from the gain allocated to restaurant owners was $0.14, and the negative EPS impact of the asset impairment and restaurant closure costs in the fourth quarter was $ 0.04.

For the full year, 2010 systemwide sales(7) increased 6.2% on a constant currency basis and 7.9% on a 52-week comparable basis. Total revenues were $2.54 billion, increasing 4.0%, or 5.7% on a 52-week basis. Operating income was $872.2 million, again driven by the positive gain on the Maidstone Bakeries sale, offset by the one less week of operations, which affected full-year underlying growth by approximately 1.5%. Net income attributable to THI in 2010 was $624.0 million. EPS for the full year in 2010 was $3.58 compared to $1.64 last year. Full-year diluted EPS includes a positive $1.84 per share impact from the sale of Maidstone Bakeries, lower than the fourth quarter impact due to the higher weighted average shares outstanding for the full-year period versus the fourth quarter, a negative $0.16 per share impact from asset impairment and restaurant closure costs, and a negative $0.14 per share impact from the allocation to restaurant owners described previously. The effective tax rate for the full year was 23.7% versus 36.8% last year.

Segmented Performance Commentary

Both of our Canadian and U.S. segments had strong same-store sales growth during the quarter, growing transactions and average cheque.

Canada

Our Canadian segment grew fourth quarter same-store sales by 3.9%, supported by strong product innovation, promotional activity, operational initiatives and, to a more limited extent, from pricing previously in the system. In the fourth quarter a total of 70 restaurants were opened, including 7 non-standard and 17 self-serve kiosk locations.

Fourth quarter Canadian segment operating income was $474.4 million, reflecting the $361.1 million gain from the sale of our joint-venture interest in Maidstone Bakeries, offset in part by $30.0 million of the gain allocated to restaurant owners related to the sale. Operating income benefited from strong same-store sales growth, which contributed to rents and royalties, and distribution income. Operating income also benefited from increased manufacturing income due primarily to the new coffee roasting facility, and higher franchise fees. These factors were offset in part due to higher general and administrative costs and the loss of operating income from Maidstone Bakeries following the closing of the transaction, and 2009 Canadian segment operating income also included a $2.4 million gain from the sale of a property that did not contribute to earnings this year.

Same-store sales in Canada increased 4.9% on a full-year basis, at the high end of our targeted range of 3% to 5%. A total of 149 restaurants opened in 2010, at the high end of our range of 130 to 150 locations. Operating income in the Canadian segment on a full-year basis was $904.8 million.

United States

Our U.S. segment had strong same-store sales in the fourth quarter, increasing 6.3% compared to the fourth quarter of last year. Our U.S. segment experienced healthy transaction growth, driven by active promotional, marketing and menu initiatives, and also grew average cheque, benefiting from previous pricing in the system. A total of 36 locations were opened in the fourth quarter, with slightly more than half represented by standard and non-standard full-serve restaurants, and the remainder by self-serve kiosks.

Our U.S. segment had an operating loss of $4.2 million in the fourth quarter, reflecting $7.4 million in restaurant closure costs net of a $2.5 million reversal from our third quarter estimate of asset impairment charges related to the New England region. Operating income in the segment increased by approximately $2.0 million year-over-year absent these costs. Underlying performance was driven by higher same-store sales growth which benefited rents and royalties and also by higher franchise fees, more than offset by one less week of operations in 2010 versus 2009.

In 2010, same-store sales growth in the U.S. was 3.9%, at the high end of our targeted range of 2% to 4%. A total of 96 units were opened in the U.S. in 2010, meeting our targeted range of 40 to 60 locations. Of these units, 44 were standard and non-standard full-serve locations and 52 were self-serve kiosks. The U.S. segment had an operating loss of $18.4 million in 2010, reflecting $28.3 million in asset impairment and related closure costs in the New England region. Absent these costs, U.S. segment operating income would have been $9.9 million for the full year.

In 2011 we plan to further prioritize U.S. restaurant development capital spending among our core growth markets which are most developed. Our strategy is designed to significantly increase our density in these core markets, and to accelerate the process to reach critical mass for both customer convenience and advertising scale. While targeting a considerable increase in U.S. segment operating income contribution in 2011, we are also investing corporately in expanded brand development and marketing activities across our regions and in particular in these core growth markets during the upcoming year.

Corporate Developments

Quarterly dividend payment increased 31% to $0.17 per common share

We are increasing our quarterly dividend by approximately 31%, to $0.17 per share, within our 30% to 35% targeted payout range, reflecting our continued confidence in and proven cash flow generation ability. Accordingly, the Board has declared a quarterly dividend of $0.17 per common share payable on March 22nd, 2011 to shareholders of record as of March 7th, 2011. Quarterly dividends are subject to Board approval, and declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

New share repurchase program of up to $445 million announced

The Board approved the commencement of a new share repurchase program of up to $445 million. Under the terms of the new program, the Company is authorized to purchase shares up to the regulatory maximum of 10% of the Company’s public float as of February 17th 2011, as defined under Toronto Stock Exchange (TSX) rules.

The new share repurchase program represents $200 million in free cash flow generation and cash-on-hand, and in addition up to $245 million from the remaining undistributed proceeds from the Maidstone Bakeries sale. Consistent with the previous program, shares will be repurchased through a combination of a 10b5-1, or automatic trading plan purchases, and in accordance with management’s discretion, considering regulatory requirements and market, cost and other considerations. Repurchases will be made on the TSX, the New York Stock Exchange, and/or other Canadian marketplaces, subject to compliance with applicable regulatory requirements.

The maximum number of shares that may be purchased during any trading day may not exceed 25% of the average daily trading volume on the TSX, excluding purchases made by Tim Hortons under its current normal course issuer bid, based on the previous six completed calendar months, for a daily total of 93,920 common shares. This limit, for which there are permitted exceptions, is determined in accordance with regulatory requirements. Under the 2010 program up to February 17th, 2011, Tim Hortons purchased 8,741,684 shares at an average price of $39.02.

There can be no assurance as to the precise number of shares that will be repurchased under the share repurchase program, or the aggregate dollar amount of the shares purchased. Tim Hortons may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the share repurchase program will be cancelled.

2011 Outlook

“We have a focused strategic roadmap designed to drive long-term shareholder value. In 2011 we plan to continue investing in future growth as we execute our operational strategies and we believe we are well-positioned for continued success,” said Don Schroeder, president and CEO.

The Company has established the following 2011 performance targets:

•	Diluted earnings per share (EPS) of $2.30 to $2.40

•	U.S. segment operating income of US$13 million to $16 million

•	2011 same-store sales growth of 3% to 5% in both Canada and the U.S.

•	160 to 180 restaurant openings in Canada

•	In the U.S., 70 to 90 locations are planned, split nearly evenly between standard and non-standard full-serve locations

•	Capital expenditures between $180 million to $200 million

•	Effective tax rate of approximately 30%

These targets are for 2011 only, are forward-looking, and are based on our expectations and outlook and shall be effective only as of the date the targets were originally issued. The operational objectives and financial outlook (collectively, “targets”) established for 2011 are based on accounting, tax and other legislative rules in place at the time the targets were issued. The impact of future changes in accounting, tax and/or other regulatory or legislative rules that may or may not become effective in fiscal 2011, changes to our share repurchase activities, and other matters not contemplated at the time the targets were established that could affect our business, are not included in the determination of these targets.

Except as required by applicable securities laws, we do not intend to update our annual financial targets. These targets and our performance generally are subject to various risks and uncertainties (“risk factors”) which may impact future performance and our achievement of these targets. Refer to our safe harbor statement, which incorporates by reference our “risk factors,” set forth at the end of this release, and our Annual Report on Form 10-K for 2009 and 2010 (expected to be filed on our about February 25th, 2011).

Annual and Special Meeting of Shareholders

The Board of Directors has set a record date of March 15th, 2011 for the annual and special meeting of shareholders. The meeting will be held on Friday, May 13th at 10:30 a.m. Eastern Daylight Savings Time at the School of Hospitality Management, Ryerson University, 55 Dundas Street West, 7th Floor Auditorium in Toronto, Ontario.

Tim Hortons conference call today at 2:30 p.m. (ET) Wednesday, February 23rd, 2011

Tim Hortons will host a conference call today to discuss the fourth quarter and year end results, scheduled to begin at 2:30 p.m. (ET). The dial-in number is (416) 641-6712 or 1 (800) 785-6502. No access code is required. A simultaneous web cast will be available at www.timhortons-invest.com. A presentation supporting the call will be available at this website under the Events and Presentations section. The call will be archived at this site for a period of one year and will also be available under the Events and Presentations section. A replay of the call will be available for a period of one week and can be accessed at (416) 626-4100 or 1 (800) 558-5253. The call replay reservation number is 21508966.

Detailed Information on non-GAAP Measures

Adjusted operating income attributable to Tim Hortons Inc. and operating income attributable to Tim Hortons Inc. are non-GAAP measures (see table above). Operating income attributable to Tim Hortons Inc. excludes operating income attributable to noncontrolling interests. Prior to the adoption of a new accounting standard at the beginning of the first quarter of 2010, operating income was, for the most part, unaffected by noncontrolling interests, which is not the case post-adoption. This new accounting standard requires the consolidation of variable interest entities of which we are considered to be the primary beneficiary, including Maidstone Bakeries up to the date of sale on October 29, 2010, as well as, on average, approximately 250 to 275 non-owned restaurants. Previously, we did not consolidate Maidstone Bakeries and we consolidated approximately 120 non-owned restaurants, on average, in accordance with the prior accounting standard. Management believes that operating income attributable to Tim Hortons Inc. provides important information for comparison purposes to prior periods and for purposes of evaluating the Company’s operating income performance without the effects of the new accounting standard.

Adjusted operating income attributable to Tim Hortons Inc. excludes operating income attributable to noncontrolling interests, as described above, the gain on sale of our interest in Maidstone Bakeries, the $30.0 million allocation to restaurant owners and other Maidstone Bakeries related operating income adjustments, and excludes asset impairment and related closure cost charges. The closure of these New England restaurants impacted three U.S. operating markets, which represents approximately 2% of our overall systemwide restaurants. In addition, we have adjusted operating income for 2009 for the 53rd week of operations and for 2 months of Maidstone Bakeries’ operating income so that year-over-year results are on a comparable basis. We have excluded these items as we consider them to have a disproportionate impact on the overall performance of our consolidated business and to distort the comparison of financial results year-over-year and the assessment of ongoing operational performance.

The presentation of these non-GAAP measures is made with operating income, the most directly comparable U.S. GAAP measure. We present this information excluding amounts related to the impacts described above as it is more reflective of the way we manage our business and measure our performance internally. Therefore, these measures provide a more consistent view of management’s perspectives on underlying performance than the closest equivalent U.S. GAAP measure.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, including as they relate to the Company’s strategy, execution focus, the 2011 performance targets and intentions regarding the number of shares that may be purchased under the 2011 share repurchase program, constitute forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2009 Annual Report on Form 10-K, filed March 4th, 2010, our Form 10-Q filed on August 12th, 2010, and our 2010 Annual Report expected to be filed on our about February 25th, 2011, with the U.S. Securities and Exchange Commission and Canadian Securities Administrators could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date hereof.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of a material increase in competition within the quick service restaurant segment of the food service industry; the absence of an adverse event or condition that damages our strong brand position and reputation; continuing positive working relationships with the majority of the Company’s franchisees; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; the absence of any material adverse effects arising as a result of litigation; and general worldwide economic conditions. We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose.

We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(7)

Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 99.5% of our consolidated system is franchised as at January 2nd, 2011. Systemwide sales growth is determined using a constant exchange rate, where noted, to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base year for the period covered. For the fourth quarter of 2010, systemwide sales on a constant currency basis declined 0.9% compared to the fourth quarter of 2009, due to an 8.0% impact from one less week of operations compared to the previous year. Full-year systemwide sales increased 6.2% on a constant currency basis, and 7.9% on a 52-week basis. Systemwide sales are important to understanding our business performance as they impact our franchise royalties and rental income, as well as our distribution income. Changes in systemwide sales are driven by changes in average same-store sales and changes in the number of systemwide restaurants, and in the fourth quarter of 2010, by one less week of operations compared to 2009.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded restaurant chain in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of January 2nd, 2011, Tim Hortons had 3,750 systemwide restaurants, including 3,148 in Canada and 602 in the United States. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli_david@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)

	Fourth quarter ended
	January 2, 2011	January 3, 2010	$ Change	% Change
		(Note 1)
REVENUES
Sales	$436,952	$464,606	($27,654)	(6.0%)
Franchise revenues:
Rents and royalties	174,236	175,653	(1,417)	(0.8%)
Franchise fees	32,313	26,714	5,599	21.0%

	206,549	202,367	4,182	2.1%

TOTAL REVENUES	643,501	666,973	(23,472)	(3.5%)

COSTS AND EXPENSES
Cost of sales	406,054	398,760	7,294	1.8%
Operating expenses	64,360	62,724	1,636	2.6%
Franchise fee costs	28,630	25,756	2,874	11.2%
General and administrative expenses	40,093	37,206	2,887	7.8%
Equity (income)	(3,617)	(3,337)	(280)	8.4%
Asset impairment and related closure costs	7,410	0	7,410	N/M
Other expense (income), net	5	(2,644)	2,649	N/M

TOTAL COSTS AND EXPENSES, NET	542,935	518,465	24,470	4.7%

Gain on sale of interest in Maidstone Bakeries	(361,075)	0	(361,075)	N/M

OPERATING INCOME	461,641	148,508	313,133	210.9%

Interest (expense)	(7,845)	(5,439)	(2,406)	44.2%
Interest income	1,570	894	676	75.6%

INCOME BEFORE INCOME TAXES	455,366	143,963	311,403	216.3%

INCOME TAXES	75,448	45,929	29,519	64.3%

Net Income	379,918	98,034	281,884	287.5%
Net income attributable to noncontrolling interests	2,797	7,045	(4,248)	(60.3%)

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$377,121	$90,989	$286,132	314.5%

Basic earnings per common share attributable to Tim Hortons Inc.	$2.19	$0.51	$1.69	332.7%

Diluted earnings per common share attributable to Tim Hortons Inc.	$2.19	$0.51	$1.68	332.4%

Weighted average number of common shares outstanding - Basic (in thousands)	172,024	179,570	(7,546)	(4.2%)

Weighted average number of common shares outstanding - Diluted (in thousands)	172,247	179,713	(7,465)	(4.2%)

Dividend per common share	$0.13	$0.10	$0.03

N/M - not meaningful

(all numbers rounded)

Note 1	-	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)

	Year ended
	January 2, 2011	January 3, 2010	$ Change	% Change
		(Note 1)
REVENUES
Sales	$1,755,244	$1,704,065	$51,179	3.0%
Franchise revenues:
Rents and royalties	687,039	644,755	42,284	6.6%
Franchise fees	94,212	90,033	4,179	4.6%

	781,251	734,788	46,463	6.3%

TOTAL REVENUES	2,536,495	2,438,853	97,642	4.0%

COSTS AND EXPENSES
Cost of sales	1,527,405	1,464,844	62,561	4.3%
Operating expenses	246,335	236,784	9,551	4.0%
Franchise fee costs	91,743	86,903	4,840	5.6%
General and administrative expenses	147,300	141,739	5,561	3.9%
Equity (income)	(14,649)	(13,700)	(949)	6.9%
Asset impairment and related closure costs	28,298	0	28,298	N/M
Other (income), net	(1,100)	(3,319)	2,219	(66.9%)

TOTAL COSTS AND EXPENSES, NET	2,025,332	1,913,251	112,081	5.9%

Gain on sale of interest in Maidstone Bakeries	(361,075)	0	(361,075)	N/M

OPERATING INCOME	872,238	525,602	346,636	66.0%

Interest (expense)	(26,642)	(21,134)	(5,508)	26.1%
Interest income	2,462	1,950	512	26.3%

INCOME BEFORE INCOME TAXES	848,058	506,418	341,640	67.5%

INCOME TAXES	200,940	186,606	14,334	7.7%

Net Income	647,118	319,812	327,306	102.3%
Net income attributable to noncontrolling interests	23,159	23,445	(286)	(1.2%)

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$623,959	$296,367	$327,592	110.5%

Basic earnings per common share attributable to Tim Hortons Inc.	$3.59	$1.64	$1.94	118.3%

Diluted earnings per common share attributable to Tim Hortons Inc.	$3.58	$1.64	$1.94	118.3%

Weighted average number of common shares outstanding - Basic (in thousands)	174,035	180,477	(6,442)	(3.6%)

Weighted average number of common shares outstanding - Diluted (in thousands)	174,215	180,609	(6,393)	(3.5%)

Dividend per common share	$0.52	$0.40	$0.12

N/M - not meaningful

(all numbers rounded)

Note 1	-	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	January 2, 2011	January 3, 2010
		(Note 1)
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$574,354	$121,653
Restricted cash and cash equivalents	67,110	60,629
Restricted investments	37,970	20,186
Accounts receivable, net	182,005	179,942
Notes receivable, net	12,543	20,823
Deferred income taxes	7,025	3,475
Inventories and other, net	100,712	80,490
Advertising fund restricted assets	27,402	26,681

Total current assets	1,009,121	513,879

Property and equipment, net	1,373,670	1,494,032

Notes receivable, net	3,811	3,475

Deferred income taxes	13,730	8,919

Intangible assets, net	5,270	8,405

Equity investments	44,767	45,875

Other assets	31,147	19,706

Total assets	$2,481,516	$2,094,291

Note 1	-	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	January 2, 2011	January 3, 2010
		(Note 1)
	(Unaudited)

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$142,444	$135,248
Accrued liabilities:
Salaries and wages	20,567	23,268
Taxes	65,654	27,586
Other	209,663	111,401
Deferred income taxes	2,205	376
Advertising fund restricted liabilities	41,026	43,944
Current portion of long-term obligations	9,937	7,821

Total current liabilities	491,496	349,644

Long-term obligations
Long-term debt	344,726	336,302
Advertising fund restricted debt	468	415
Capital leases	82,217	67,156
Deferred income taxes	8,237	10,159
Other long-term liabilities	111,930	74,929

Total long-term obligations	547,578	488,961

Equity
Equity of Tim Hortons Inc.
Common shares
$2.84 stated value per share, Authorized: unlimited shares
Issued: 170,664,295 and 177,318,614 shares, respectively	484,050	502,872
Common shares held in trust, at cost: 278,082 and 278,500 shares, respectively	(9,542)	(9,437)
Retained earnings	1,105,882	796,235
Accumulated other comprehensive loss	(143,589)	(120,061)

Total equity of Tim Hortons Inc.	1,436,801	1,169,609
Noncontrolling interests	5,641	86,077

Total equity	1,442,442	1,255,686

Total liabilities and equity	$2,481,516	$2,094,291

Note 1	-	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	Year ended
	January 2, 2011	January 3, 2010
		(Note 1)
	(Unaudited)

CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$647,118	$319,812
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	118,385	113,475
Asset impairment	18,352	—
Stock-based compensation expense	14,263	8,869
Equity income, net of cash dividends	132	4,265
Deferred income taxes	1,285	25,491
Changes in operating assets and liabilities
Restricted cash and cash equivalents	(6,920)	789
Accounts and notes receivable	(10,923)	(11,432)
Inventories and other	(29,275)	(329)
Accounts payable and accrued liabilities	145,544	(20,494)
Settlement of cash flow hedges	(4,855)	—
Gain on sale of interest in Maidstone Bakeries	(361,075)	—
Other, net	(6,487)	2,176

Net cash provided from operating activities	525,544	442,622

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(132,912)	(160,458)
Purchase of restricted investments	(37,832)	(20,136)
Proceeds from sale of restricted investments	20,240	—
Principal payments received on notes receivable	9,808	2,821
Proceeds from sale of interest in Maidstone Bakeries	475,000	—
Cash and cash equivalents of Maidstone Bakeries divested	(30,411)	—
Other investing activities	(7,874)	(22,540)

Net cash used in investing activities	296,019	(200,313)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Purchase of common shares / treasury stock	(242,595)	(130,102)
Purchase of common shares held in trust	(3,252)	(713)
Purchase of common shares for settlement of restricted stock units	(753)	(477)
Dividend payments to common shareholders	(90,304)	(72,506)
Distributions and other to noncontrolling interests	(22,524)	(30,484)
Proceeds from issuance of shares to noncontrolling interest	0	1,305
Proceeds from issuance of debt, net of issuance costs	300,823	3,507
Principal payments on long-term debt obligations	(307,023)	(6,582)

Net cash used in financing activities	(365,628)	(236,052)

Effect of exchange rate changes on cash	(3,234)	(9,321)

Increase (decrease) in cash and cash equivalents	452,701	(3,064)

Cash and cash equivalents at beginning of year	121,653	124,717

Cash and cash equivalents at end of year	$574,354	$121,653

Note 1	-	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company's adoption of SFAS No. 167

5

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

(Note 1 and 2)

	(Unaudited)

	Fourth Quarter ended
	January 2, 2011	% of Total	January 3, 2010	% of Total

REVENUES
Canada (note 3)	$545,468	84.8%	$530,977	79.6%
U.S.	31,695	4.9%	35,375	5.3%

Total reportable segments	577,163	89.7%	566,352	84.9%
Variable interest entities	66,338	10.3%	100,621	15.1%

Total	$643,501	100.0%	$666,973	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada (note 3)	$474,413	100.9%	$148,116	99.2%
U.S. (note 3)	(4,215)	(0.9)%	1,184	0.8%

Reportable Segment Operating Income	470,198	100.0%	149,300	100.0%

Variable interest entities	3,279		8,303
Corporate charges	(11,836)		(9,095)

Consolidated Operating Income	461,641		148,508
Interest expense, net	(6,275)		(4,545)
Income taxes	(75,448)		(45,929)

Net Income	379,918		98,034
Net Income attributable to noncontrolling interests	2,797		7,045

Net Income attributable to Tim Hortons Inc.	$377,121		$90,989

	Year ended
	January 2, 2011	% of Total	January 3, 2010	% of Total

REVENUES
Canada (note 3)	$2,114,419	83.4%	$1,914,210	78.5%
U.S.	123,116	4.9%	140,491	5.8%

Total reportable segments	2,237,535	88.2%	2,054,701	84.2%
Variable interest entities	298,960	11.8%	384,152	15.8%

Total	$2,536,495	100.0%	$2,438,853	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada (note 3)	$904,768	102.1%	$538,292	99.1%
U.S. (note 3)	(18,363)	(2.1)%	4,840	0.9%

Reportable Segment Operating Income	886,405	100.0%	543,132	100.0%

Variable interest entities	26,534		27,762
Corporate charges	(40,701)		(45,292)

Consolidated Operating Income	872,238		525,602
Interest expense, net	(24,180)		(19,184)
Income taxes	(200,940)		(186,606)

Net Income	647,118		319,812
Net Income attributable to noncontrolling interests	23,159		23,445

Net Income attributable to Tim Hortons Inc.	$623,959		$296,367

	Fourth quarter ended
	January 2, 2011	January 3, 2010	$ Change	% Change

Sales is comprised of:
Distribution sales	$364,960	$358,366	$6,594	1.8%
Company-operated restaurant sales	5,661	5,619	42	0.7%
Sales from variable interest entities	66,331	100,621	(34,290)	(34.1)%

	$436,952	$464,606	($27,654)	(6.0)%

	Year ended
	January 2, 2011	January 3, 2010	$ Change	% Change

Sales is comprised of:
Distribution sales	$1,434,104	$1,295,677	$138,427	10.7%
Company-operated restaurant sales	22,186	24,236	(2,050)	(8.5)%
Sales from variable interest entities	298,954	384,152	(85,198)	(22.2)%

	$1,755,244	$1,704,065	$51,179	3.0%

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167.
Note 2 -

While the adoption of SFAS No. 167 resulted in the consolidation of its 50-50 bakery joint venture, the Company’s chief decision maker continues to view and evaluate the performance of the Canadian segment with this 50-50 bakery joint venture accounted for on an equity accounting basis, which reflects 50% of its operating income (consistent with views and evaluations prior to the adoption of the Standard). As a result, the net revenues, and the remaining 50% of operating income of this joint venture have been included in Variable interest entities along with revenues and operating income from our non-owned consolidated restaurants.

Note 3 -

The Canadian operating segment includes the gain on sale from Maidstone Bakeries of $361.1 million and the $30 million allocation to restaurant owners which was recorded as an offset to Canadian operating segment revenues. The U.S. operating segment includes an asset impairment and related closure cost charge of $7.4 million and $28.3 million in the fourth quarter and year ended January 2, 2011, respectively.

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As of January 2, 2011	As of January 3, 2010	Increase/ (Decrease) From Year End

Canada
Company-operated	16	13	3
Franchised - self-serve kiosks	112	98	14
Franchised	3,020	2,904	116

Total	3,148	3,015	133

% Franchised	99.5%	99.6%

U.S.
Company-operated	4	5	(1)
Franchised - self-serve kiosks	123	87	36
Franchised	475	471	4

Total	602	563	39

% Franchised	99.3%	99.1%

Total Tim Hortons
Company-operated	20	18	2
Franchised - self-serve kiosks	235	185	50
Franchised	3,495	3,375	120

Total	3,750	3,578	172

% Franchised	99.5%	99.5%

TIM HORTONS INC. AND SUBSIDIARIES
Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we include in distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants, sales from certain non-owned restaurants that are consolidated in accordance with ASC 810 and sales from our previously-held bakery joint venture which we were also required to consolidate under ASC 810 prior to the sale of our interest.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and certain non-owned restaurants that are consolidated in accordance with ASC 810 as well as cost of sales from our previously-held bakery joint venture which we were also required to consolidate under ASC 810 prior to the sale of our interest.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, and depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence, excluding joint ventures that we are required to consolidate. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Asset impairment and related closure costs	Represents non-cash charges relating to the impairment of long-lived assets. It also includes costs related to restaurant closures made outside of the normal course of operations as part of the New England restaurant closures in the fourth quarter of 2010.

Other (Income), net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling interests	Relates to the consolidation of our previously-held bakery joint venture and certain non-owned restaurants that the Company is required to consolidate under ASC 810.

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.